FingerMotion Reports Q3 2022 Financial Results

NEW YORK, NY / ACCESSWIRE / January 18, 2022 / FingerMotion, Inc. (NASDAQ: FNGR) (the “Company” or “FingerMotion”), a mobile services and data company, is pleased to report its financial results for the third quarter ended November 30, 2021. To review the full financial results, please view the Company’s recent 10-q filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

Q3 2022 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported quarterly revenue of $5.9 million which was an increase of $1.02 million or 21% compared to Q3 2020 (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data);

●	Reported Year over Year quarterly growth in Telecommunications Products & Services business revenue of $2.8 million or 580% compared to Q3 2020;

●	Reported quarterly loss in SMS & MMS business revenue of $1.78 million or 40% compared to Q3 2020;

●	Reported no revenues in Big Data;

●	Reported gross profits of $967,075 which was an increase of $346,532 or 56% compared to Q3 2020;

●	Reported quarterly cost of revenue of $4.93 million which was an increase of $0.67 million or 16% compared to Q3 2020;

●	Reported quarterly net loss of $1,037,172 which was an increase of $0.33 million or 47% compared to Q3 2022;

●	Basic and Diluted loss per share of $0.02;

●	On November 30, 2021, FingerMotion had $1,116,448 in cash, a working capital surplus of $5,489,655 and a positive shareholders equity of $5,667,780;

●	Total Assets were $9.95 million, Total Current Liabilities were $4.28 million and Total Liabilities were $4.28 million; and

●	42,482,260 common shares were issued and outstanding as of November 30, 2021.

Strong profitability emerged in the quarter as we set a new record of $967,075 in gross profit.

“The third quarter finished strong with $5.9 million in revenue and an acceleration of our top up business,” stated Martin Shen, CEO of FingerMotion. “During the quarter we were aggressive in rolling out our collaboration with China Mobile in the Fujian province. We had to reallocate our resources into telecom which slowed the spectacular revenue growth in SMS that we had seen in the past. While there was no revenue from big data during the current quarter, there was considerable time spent on continuing discussions with Pacific Life Re, the global life reinsurance company.”

General and administrative expenses increased by $727,564 or 92% during the quarter which was primarily attributable to increased consulting and staff salaries that are a consequence of building out our 3 lines of business simultaneously. Marketing costs increased $103,339 or 75% which was due to the cost of promoting our product offerings on a variety of our platforms. Research and development expenses increased to $158,055 during the quarter which was up 27% due to high data access and usage fees charged by the telecom companies.

“Our balance sheet continues to strengthen with over $5.6 million in shareholders equity,” stated Martin Shen. “This quarter showed record profitability as gross margin continued to grow. We expect this trend in gross margins to continue, and revenue should ramp as the insurtech business starts to unfold. During the past quarter the Company announced the formation of two new brands in order to provide mobile device protection in China. Beta testing is underway and could start contributing to revenue in the current quarter. The Company anticipates this could represent a significant revenue stream in the next fiscal year.”

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

Company Contact:

FingerMotion, Inc.

For further information e-mail: info@fingermotion.com

Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC
Scott Powell, President

One Rockefeller Plaza, 11th Floor
New York, NY 10020
Office: (646) 893-5835
Email: info@skylineccg.com

Safe Harbor Statement

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this release, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.